Exhibit 99.1

For Immediate Release

GMS Appoints Mitchell B. Lewis to the Board of Directors

Tucker, GA (Business Wire) — July 25, 2019 — GMS Inc. (NYSE: GMS), a leading North American specialty distributor of interior building products, announced today that its Board of Directors has appointed Mitchell B. Lewis to serve as an independent member of the Board of Directors, effective July 23, 2019.

Mr. Lewis is the current President and Chief Executive Officer and a member of the Board of Directors of BlueLinx Holdings Inc., a leading distributor of building and industrial products in the United States.  Prior to joining BlueLinx Holdings Inc. in 2014, Mr. Lewis held various executive roles at Euramax Holdings, Inc. (now known as OmniMax International, Inc.), a buildings products manufacturer, including as President and Chief Executive Officer from 2008 to 2013.  Prior to his service with Euramax Holdings, Inc., Mr. Lewis served as President of Amerimax Building Products, Inc., as Corporate Counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions.

“We are pleased to welcome Mitch to the GMS Board of Directors,” said Mike Callahan, Chief Executive Officer of GMS. “With his extensive experience in the building products industry, Mitch will be a great addition to our Board.  We look forward to his significant and valuable contributions.”

About GMS:

Founded in 1971, GMS operates a network of more than 250 distribution centers across the United States and Canada. GMS’s extensive product offering of wallboard, suspended ceilings systems, or ceilings, and complementary construction products is designed to provide a comprehensive one-stop-shop for our core customer, the interior contractor who installs these products in commercial and residential buildings.

Forward-Looking Statements and Information:

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” or “should,” or the negative thereof or other variations thereon or comparable terminology.  We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, including those factors described in the “Risk Factors” section in our filings with the SEC.  We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectation or otherwise.

For more information about GMS, please visit www.gms.com.

Investor Relations:	Media Relations:
Leslie Kratcoski	770-723-3378
770-723-3306	marketing@gms.com
ir@gms.com